EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Myriad Genetics, Inc.

We consent to the use of our report dated September 2, 2004, with respect to the consolidated balance sheets of Myriad Genetics, Inc. as of June 30, 2004 and 2003 and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended June 30, 2004, and the related financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Salt Lake City, Utah

April 4, 2005